Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus to be filed on or about March 4, 2015 of Energy Transfer Partners, L.P. for the registration of common units representing limited partner interests and debt securities, and to the incorporation by reference therein of our report dated March 1, 2013, with respect to the consolidated financial statements of Sunoco Logistics Partners L.P., included in Sunoco Logistics Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2014 and included in Energy Transfer Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2014, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

March 4, 2015